Schedule 13 G



Item 1    (a)  Barringer Technologies, Inc.
     (b)  219 South St.
          New Providence, NJ 07974

Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  068509603

Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.

Item 4    (a)  400,100
     (b)  7.3%
     (c) (i) Sole power to vote or direct the vote of all 400,100 shares
          (iii) Sole power to dispose of or direct the disposition of all 400,100 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    (a)The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an
Investment Company registered under Section 8 of the Investment
Company Act (IV).

Item 9    N/A







                   Schedule 13 G




Item 1    (a)  Barringer Technologies, Inc.
     (b)  219 South St.
          New Providence, NJ 07974


Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  068509603


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  76,100
     (b)  1.4%
     (c)  (i) Sole power to vote or direct the vote of all 76,100 shares
          (iii) Sole power to dispose of or direct the disposition of all 76,100 shares

Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A








                   Schedule 13 G




Item 1    (a)  Barringer Technologies, Inc.
     (b)  219 South St.
          New Providence, NJ 07974


Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  068509603


Item 3    (d)  The filer is an    Investment Company registered under
Section 8 of the Investment Company Act.


Item 4    (a)  324,000
     (b)  5.9%
     (c) (i) Sole power to vote or direct the vote of all 324,000 shares
          (iii) Sole power to dispose of or direct the disposition of all 324,000 shares


Item 5    N/A

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A






Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date



     Signature
Charles vK. Carlson, President
Name/Title

CUSIP No.  068509603     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              400,100
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      400,100
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     400,100

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     7.3%
12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No.  068509603     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              76,100
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      76,100
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     76,100

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     1.4%
12.  Type Of Reporting Person
      IA






CUSIP No.  068509603     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              324,000
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      324,000
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     324,000

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     5.9
12.  Type Of Reporting Person
      IV